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                                                                    EXHIBIT 16.1



May 15, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

We have read the first three paragraphs of Item 4 included in the Current Report on Form 8-K/A dated May 15, 2002 of Group 1 Automotive, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP

cc:  Mr. Scott L. Thompson - Group 1 Automotive, Inc.